UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 1, 2022 (February 28, 2022)

Humana Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5975	61-0647538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
500 West Main Street, Louisville, Kentucky 40202
(Address of principal executive offices, including zip code)

(502) 580-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Humana Inc. (“Humana” or the “Company”) is today announcing that, after a twenty-four-year career, Cynthia H. Zipperle will retire from the Company. Ms. Zipperle will continue in her current role as the Company’s Senior Vice President, Chief Accounting Officer and Controller until March 31, 2022, and has agreed to continue to serve as an advisor to the Company through December 31, 2022 to assist with the planned transition.

(c) On February 28, 2022, the Board of Directors of the Company elected Michael A. Koeberlein, Ms. Zipperle’s long-planned successor, to serve as Senior Vice President, Chief Accounting Officer and Controller, effective as of March 31, 2022. As Chief Accounting Officer, Mr. Koeberlein will act as the Company’s principal accounting officer having responsibility for all accounting functions, the establishment and maintenance of internal accounting controls and enterprise-wide financial reporting to both the U.S. Securities and Exchange Commission and state Departments of Insurance.

Mr. Koeberlein, age 53, joined the Company in February 1999 and has held various leadership roles of increasing responsibility within the Company’s Finance department during his twenty-three-year career with Humana, most recently serving as Vice President, Financial Reporting & Accounting Policy since January 2019, and having previously served as the Company’s Assistant Controller from November 2014 until December 2018. Prior to joining the Company, Mr. Koeberlein spent eight years in the audit practice of PricewaterhouseCoopers. Mr. Koeberlein holds a bachelor’s degree in Accounting from Indiana University and is a certified public accountant.

There are no arrangements or understandings between Mr. Koeberlein and any other persons pursuant to which he was appointed the Company’s Senior Vice President, Chief Accounting Officer and Controller. There is no family relationship between Mr. Koeberlein and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Koeberlein that would require disclosure pursuant to Item 404(a) of Regulation S−K under the Exchange Act.

(e) As compensation for his service as the Company’s Senior Vice President, Chief Accounting Officer and Controller, Mr. Koeberlein will receive compensation as follows:
•base salary of $350,000;
•participation at the 55% target level in the Company’s short-term incentive plan under the same terms as other Company executive officers;
•participation in the Company’s Severance Policy and Change in Control Policy, which provide for benefits upon certain qualifying terminations of employment, consistent with other Company executive officers;
•matching charitable contribution benefit of $30,000 annually; and
•other benefits commensurate with service as an executive officer of the Company.

Item 7.01    Financial Statements and Exhibits.
Members of Humana Inc.’s (the “Company”) senior management team are scheduled to meet with investors and analysts at industry conferences and various other meetings between March 1, 2022 and March 31, 2022. During these conferences and meetings, while continuing to acknowledge the heightened uncertainty surrounding the ongoing pandemic, the Company intends to reaffirm its guidance of at least $23.08 in diluted earnings per common share (“EPS”) or at least $24.00 in adjusted earnings per common share (“Adjusted EPS”), in each case for the year ending December 31, 2022 (“FY 2022”). Humana's GAAP and Adjusted EPS guidance contemplates an explicit COVID-19 related headwind of $1.00 per diluted common share. To the extent the $1.00 explicit COVID-19 related headwind is not ultimately realized, the company will be conservative regarding the timing and pace with which it adjusts its FY 2022 earnings guidance. This guidance is consistent with the guidance issued in Humana’s press release dated February 2, 2022. The date and time of presentations to investors are available via the Investor Relations calendar of events on the Company’s website at www.humana.com.

The Company has included Adjusted EPS in this current report, a financial measure that is not in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance. Consequently, management uses Adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision making purposes. Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS follows:

Diluted earnings per common share	FY 2022 Guidance
GAAP	at least $23.08
Amortization of identifiable intangibles	0.42
Transaction and integration costs associated with the Kindred at Home acquisition	0.50
Adjusted (non-GAAP) – FY 2022 projected	at least $24.00

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Joseph M. Ruschell
Joseph M. Ruschell
Associate Vice President, Assistant General Counsel & Corporate Secretary

Dated: March 1, 2022